Exhibit 10.8
CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT LYCIA THERAPEUTICS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”) dated as of July 1, 2025 (the “Effective Date”), is entered into between Lycia Therapeutics, Inc., a Delaware corporation with an address at 400 East Jamie Ct., Suite 200, South San Francisco, CA 94080 (“Lycia”) and RSR Limited, a company incorporated in England and Wales with company number 03766047 and an address at Pare Ty Glas, Llanishen, Cardiff, CF14 5DU, UK (“RSR”). The parties agree as follows:
1.    DEFINITIONS. For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:
1.1    “Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such entity. An entity shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.
1.2    “EMA” means the European Medicines Agency, or its successor.
1.3    “FDA” means the U.S. Food and Drug Administration, or its successor.
1.4    “Field” means the prevention, mitigation or treatment of any disease, state or condition in humans caused by autoantibodies to the TSH receptor through [*].
1.5    “IND” means an Investigational New Drug Application as defined by the FDA.
1.6    “Licensed Compound” means any compound that is described or claimed in [*] and any variants, derivatives, fragments or conjugates of any such compound.
1.7    “Licensed Patents” means the Patents set forth in Exhibit A, and any patent applications that claim priority thereto or common priority therewith (including all foreign applications) and all patents issuing from the foregoing.
1.8    “Licensed Product” means any product that contains or comprises a Licensed Compound, (a) alone or bound to or conjugated with one or more compounds and/or (b) alone or in combination. with one or more other active ingredients, in any and all forms and which in either case (a) or (b) the exploitation of which product would, but for the licence granted under this Agreement, infringe one or more of the Licensed Patents.

1.9    “NDA/MAA” means a New Drug Application as defined by the FDA, or a Marketing Authorisation Application as defined by the EMA.
1.10    “Patent” means (a) all patent applications filed in any jurisdiction, (b) all divisions, continuations, substitutions or continuations-in-part that claim priority to, or common priority with, the patent applications described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including supplemental protection certificates, utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.
1.11    “Phase II Clinical Study” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.2l(b), or its EU equivalent.
1.12    “Phase III Clinical Study” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA/MAA or would otherwise satisfy requirements of 21 CFR 312.2l(c), or its EU equivalent.
1.13    “Regulatory Approval” means the approval of the FDA or European Commission (as applicable) necessary for the marketing and selling of any Licensed Product in the United States of America or the European Union (respectively), excluding any necessary pricing reimbursement approval.
1.14    “Study Initiation” means the first dosing of the first subject enrolled in a given clinical study during which a Licensed Product is administered in accordance with the protocol.
1.15    “Sublicensing Consideration” means all consideration (including, without limitation, upfront payments, development milestones payments, royalty payments, options, benefits in kind and other forms of compensation and transfer of value) received by Lycia from a (sub)licensee of a Licensed Product in relation to a sublicense for a Licensed Product, but excluding (a) [*].
1.16    “Territory” means worldwide.
2.    LICENSE GRANT.
2.1    Grant. RSR hereby grants to Lycia a non-exclusive license (with the right to grant sublicenses as set forth in Section 2.2 below) under the Licensed Patents to research, develop, make, have made, use, offer for sale, sell and import Licensed Products for use in the Field and in the Territory.
2.2    Sublicensing Rights. Lycia shall have the right to grant sublicences of the Licensed Patents (through multiple tiers of sublicensees) only in connection with the grant of a license to a third party to a Licensed Product that has been developed by Lycia (or in collaboration with Lycia and another party). In other words, Lycia may not grant a bare sublicence of the Licensed Patents. Lycia shall require each sublicensee to enter into a written sublicense agreement pursuant to which the sublicensee agrees to be bound by the terms of this Agreement to the same extent as Lycia with respect to the activities undertaken by the sublicensee, and which permits Lycia a right of audit and inspection of such sublicensee’s books and records that is at least equivalent to those provided to RSR with respect to Lycia under Section 5.1 of this Agreement.
2.3    Lycia shall inform RSR of any sublicense it grants under Section 2.2 within [*] of concluding the relevant sublicence agreement. Lycia shall be responsible for all acts and omissions of its sublicensees to the same extent as if they were acts and omissions of Lycia. Upon termination of this Agreement for any reason, any and all sublicenses that are granted by Lycia pursuant to this Agreement shall terminate automatically, provided that if a sublicensee is in good standing at the time of such termination, and such sublicensee agrees to pay directly to RSR the annual maintenance license fee and any yet-to-be-paid Milestone Payments, then RSR shall grant such sublicensee a direct license.
2.4    No Support. Lycia acknowledges that its license of the Licensed Patents does not include any technical or other type of support, advice or maintenance with respect to the use of the Licensed Patents, the making or use of Licensed Products, or any other matter.
2.5    Reservation of Rights. RSR owns and shall retain all right, title and interest in and to the Licensed Patents. Except for the limited rights granted to Lycia pursuant to Section 2.1, RSR hereby reserves all rights in and to the Licensed Patents. No further rights are granted expressly or by implication.
3.    FINANCIAL CONSIDERATIONS.
3.1    Upfront Payment. Within [*] following the Effective Date, Lycia shall pay to RSR a non-refundable and non-creditable licensing fee of two hundred and fifty thousand dollars (USD$250,000).

3.2    Annual Maintenance License Fees. Commencing on the one (1) year anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date during the Term, Lycia shall pay to RSR an annual license maintenance fee as follows:

Anniversary of Effective Date	Annual License Maintenance Fee

1st anniversary of Effective Date	USD $50,000

[*]	[*]

[*]	[*]

[*]	[*]

5th anniversary of Effective Date, and each subsequent anniversary	USD $250,000

provided that if this Agreement is terminated on a date other than an anniversary of the Effective Date, Lycia shall pay to RSR a pro-rated portion of the annual license maintenance fee which would have been due, but for the termination, at the next anniversary of the Effective Date.
3.3    Milestones. Lycia shall pay to RSR the following one-time payments (“Milestone Payments”) within [*] following the first achievement of the applicable event listed below (each, a “Milestone Event”):

Milestone Event	Milestone Payment

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]

[*]	[*]

For clarity, the foregoing Milestone Payments shall be payable irrespective of whether there is a Licensed Patent in force in the country where the corresponding Milestone Event is achieved (whether it has expired in that country or there has never been a Licensed Patent in force in that country).

3.4    Sublicense Revenues. In the event a Licensed Product is licensed by Lycia or its Affiliate to a third party licensee and that Licensed Product is to be developed and commercialized by such third party licensee, Lycia shall pay to RSR [*] of all Sublicensing Consideration received by Lycia or its Affiliate from such licensee (or if the consideration received by Lycia is in respect of the same Milestone Event set out in Section 3.3, then the higher of such [*] portion and the corresponding Milestone Payment set forth in Section 3.3).
3.5    Taxes and Fees. Except as provided in the following sentence, all payments required to be made by Lycia pursuant to this Agreement shall be made free and clear of, and without deduction for, any and all taxes that are levied on the transfer of such payments. to RSR, including any value-added taxes, fees or other charges imposed by the government of any country. Lycia shall be entitled to deduct the amount of any withholding taxes payable by Lycia where required by applicable laws, to the extent Lycia pays to the appropriate governmental authority on behalf of RSR such taxes; provided that Lycia shall use reasonable efforts to minimize any such taxes and promptly shall deliver to RSR proof of payment of such taxes, together with copies of all communications from or with such governmental authority with respect thereto. If RSR is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Lycia or the appropriate governmental authority (with the assistance of Lycia to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Lycia of its obligation to withhold such tax and Lycia shall apply the reduced rate of withholding or dispense with withholding, as the case may be. To the maximum extent permitted under applicable law, Lycia shall be responsible for the administration and payment of all taxes in the United States and other jurisdictions (other than RSR’s income taxes), whether federal, state, or local, however designated or levied on this Agreement or related to Licensed Products sold by or on behalf of Lycia, including any sales and use taxes and state and local privilege or excise taxes based on gross revenues. Any such payments made by Lycia under this Section 3.5 shall not be deductible or creditable against any royalties or other amounts due to RSR hereunder.
3.6    Late Payments. If Lycia fails to pay any payment required under this Agreement on or before the due date therefor, then Lycia shall pay [*].
4.    PATENTS
4.1    Control of Prosecution. RSR shall have the sole right to control the preparation, filing, prosecution and maintenance of the Licensed Patents. RSR may at any time and in its absolute discretion (i) request unitary effect under the Unitary Patent Regulation in respect of any Licensed Patent, or (ii) opt out any Licensed Patent from (and subsequently withdraw its opt out from) the exclusive jurisdiction of the Unified Patent Court.
4.2    Enforcement. Lycia shall promptly notify RSR of any potential infringement or misappropriation of any of the Licensed Patents of which Lycia becomes aware in any jurisdiction in the Territory (an “Infringement”). RSR shall have the sole right, but not the obligation, to enforce the Licensed Patents against Infringement by third parties. Lycia shall have no right to enforce the Licensed Patents. Any recovery realized as a result of such enforcement (whether by way of settlement or otherwise) shall be retained by RSR. Lycia shall cooperate fully with RSR in any action brought by RSR to enforce any of the Licensed Patents against Infringement and, at the expense of RSR, shall provide all assistance reasonably requested in carrying on such action or defense.
4.3    Invalidity or Unenforceability Defenses or Actions. Each party shall promptly notify the other party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents by a third party, including any declaratory judgment proceeding, inter partes review, post-grant review or other opposition proceeding with respect thereto, of which such party becomes aware. As between the parties, RSR shall have the sole and exclusive right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensed Patents at its sole cost and expense, including, when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 4.2. Lycia shall, and shall cause its Affiliates and its and their sublicensees to, assist and cooperate with RSR, as RSR may reasonably request from time to time, in connection with its activities set forth in this Section 4.3, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours.
5.    BOOKS AND RECORDS
5.1    Inspections. [*].
5.2    Costs and Expenses. [*].
6.    REPRESENTATIONS AND WARRANTIES
6.1    Mutual Representations. Each party hereby represents to the other party as follows that as of the Effective Date:
6.1.1    Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.
6.1.2    Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.
6.1.3    This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
6.1.4    All necessary consents, approvals and authorizations of all governmental authorities and other entities required to be obtained by such party in connection with this Agreement have been obtained.

6.1.5    The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.
6.2    RSR Warranties. RSR hereby warrants to Lycia that (a) RSR is the sole owner of the Licensed Patents and (b) RSR has not granted to any third party any license or other interest in the Licensed Patents that would conflict with the license granted to Lycia hereunder.
6.3    Disclaimer of Warranties.
6.3.1    Nothing in this Agreement shall constitute any representation or warranty that:
(a)    any granted Licensed Patent is valid;
(b)    any patent applications within the Licensed Patent shall proceed to grant or, if granted, shall be valid; or
(c)    the exercise by Lycia of rights granted under this Agreement will not infringe the rights of any person.
6.3.2    Except as set forth in Section 6.2, Lycia understands that the Licensed Patents are licensed “as is”, without warranty of any kind, either express or implied, including without limitation any warranty of performance, availability, accuracy, functionality, merchantability, validity, suitability, fitness for a particular purpose, noninterference, completeness, or non-infringement, and RSR specifically disclaims any such express or implied warranty.
7.    INDEMNIFICATION; INSURANCE; LIMITATION
7.1    Indemnification by Lycia. Lycia shall indemnify, hold harmless, and, at RSR’s request, defend, using counsel acceptable to RSR, RSR and its officers, employees, and agents (collectively, “RSR Indemnitees”), from and against all third party claims (including claims for personal injury, death and property damage, and including product liability claims), liabilities, suits, losses, penalties, fines, damages and expenses, including costs, reasonable attorneys’ fees and amounts paid in settlement (collectively, “Claims”) suffered or incurred by RSR Indemnitees arising out of or in connection with Lycia’s exercise of its rights granted under this Agreement or any breach by Lycia of the terms of this Agreement, including any Claim based on any theory of product liability relating to Licensed Products manufactured, supplied or put into use by Lycia, except, in each case, for any Claims for which RSR has an obligation to indemnify Lycia pursuant to Section 7.2.
7.2    Indemnification by RSR. RSR shall indemnify, hold harmless, and, at Lycia’s request, defend, using counsel acceptable to Lycia, Lycia and its officers, employees, and agents (collectively, “Lycia Indemnitees”), from and against all Claims suffered or incurred by Lycia Indemnitees arising out of or in connection with any breach by RSR of the terms of this Agreement, except, in each case, for any Claims for which Lycia has an obligation to indemnify RSR pursuant to Section 7.1.
7.3    Insurance. As of the Effective Date, Lycia shall have procured and shall maintain in full force and effect commercial general liability insurance policies [*].
7.4    Limitation of Liability. Except for a breach of Section 9 or for Claims which are subject to indemnification under Section 7.1, neither party, nor its respective Affiliates, sub-licensees, successors or assignees shall be liable to the other party, its Affiliates or sub-licensees for any special, indirect, consequential, incidental, or punitive damages (including without limitation loss of profits) arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages, and regardless of the legal theory asserted including contract, fault, negligence, strict liability or any other legal theory. Notwithstanding the foregoing, nothing in this paragraph is intended to limit or restrict either party’s liability for (1) death or personal injury caused by that party’s negligence, or that of its employees, agents or sub-contractors; (2) fraud or fraudulent misrepresentation by that party or its officers or employees; or (3) any other liability that by law cannot be excluded or limited.
8.    TERMINATION
8.1    Expiration. Subject to Section 8.2 below, this Agreement shall expire on the expiration of the last to expire of the Licensed Patents (the “Term”).
8.2    Termination by Lycia. Lycia shall have the right to terminate this Agreement with or without cause by providing [*] prior written notice to RSR.
8.3    Termination by RSR. RSR may terminate this Agreement upon or after the breach of any material provision of this Agreement by Lycia if Lycia has not cured such breach within [*] after receipt of written notice thereof.
8.4    Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 4, 8, 9 and 10 shall survive the expiration or termination of this Agreement. For clarity, if at the time of any termination of this Agreement pursuant to Sections 8.2 or 8.3 there is a Milestone Payment that has accrued and is owing pursuant to Section 3.3, then such Milestone Payment shall be due and payable by Lycia as of the date of such termination.
8.5    Effect of Termination. Upon termination of this Agreement for any reason:
8.5.1    all licenses granted by RSR to Lycia hereunder shall terminate immediately; and
8.5.2    neither party shall be released from any liability which, at the time of termination, has already accrued to the other party or which is attributable to the period prior to such termination, and neither party shall be precluded from pursuing any rights or remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to termination.
9.    CONFIDENTIALITY
9.1    Confidential Information. [*]. During the Term, and for a period of [*] following the expiration or earlier termination hereof, each party shall maintain in confidence [*] (the “Confidential Information”), and shall (a) not use Confidential Information except for the purpose of exercising its rights or performing its obligations under this Agreement (the “Purpose”); (b) not disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, Affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with the Purpose; and (c) take reasonable steps to prevent the unauthorised disclosure of Confidential Information. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information. Each party reserves all rights in its Confidential Information and acquires no rights in respect of the other party’s Confidential Information other than those granted in this Agreement.
9.2    Permitted Disclosures. The confidentiality obligations contained in Section 9.1 shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment therefor; (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, Lycia may disclose Confidential Information of RSR and/or the terms of this Agreement to any third party with whom Lycia has, or is proposing to enter into, a business relationship (including a prospective investor or (sub)licensee), as long as such third party has entered into a confidentiality agreement with Lycia.
9.3    Return or Destruction of Confidential Information. On termination or expiry of this Agreement, the Recipient shall (a) at the other party’s request, return or destroy all documents and materials containing Confidential Information; and (b) to the extent legally permissible and technically practicable, erase all Confidential Information from its computer systems including any data storage services provided by third-parties, provided that the Recipient may retain one copy of the Confidential Information for the sole purpose of complying with its continuing obligations under this Agreement. The Recipient shall certify in writing to the other party that it has taken all steps required by this Section 9.3.
9.4    Terms of this Agreement. Except as otherwise provided in Section 9.2, RSR and Lycia shall not disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, Lycia and RSR have agreed upon the substance of information that can be used to describe the terms of this transaction, and Lycia and RSR may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.
10.    MISCELLANEOUS
10.1    Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Lycia:	Lycia Therapeutics, Inc.
400 East Jamie Ct., Suite 200
South San Francisco, CA 94080
Attention: Legal

With a copy to:
[*]

If to RSR:	RSR Limited
Pare Ty Glas, Llanishen
Cardiff, CF14 SDU, UK
Attention: Managing Director
10.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of [*], without regard to the conflicts of law principles thereof.
10.3    Arbitration. [*].
10.4    Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
10.5    Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.
10.6    Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.
10.7    Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction. The parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.
10.8    Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.
10.9    Relationship of the Parties. The parties are independent contractors, and nothing in this Agreement shall be construed as creating a partnership, joint venture, employment or agency relationship between the parties, or between a party and any employee of the other party, or as authorizing either party to act as agent for the other or to enter into contracts on behalf of the other.
10.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

LYCIA THERAPEUTICS, INC.		RSR LIMITED

By:	/s/ Aetna Wun Trombley	By:	/s/ Bernard Rees Smith

Name:	Aetna Wun Trombley	Name:	Bernard Rees Smith

Title:	President & CEO	Title:	Managing Director

Exhibit A
Licensed Patents
[*]